Exhibit 10.48

Arrhythmia Research Technology, Inc.
25 Sawyer Passway
Fitchburg, MA 01420
(978) 345-5000
October 25, 2012

By Hand Delivery

James E. Rouse

Dear Jim:

As we have discussed, your employment with Arrhythmia Research Technology, Inc. (the “Company”) will end on October 26, 2012 (the “Separation Date”). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements, as follows:
1.    Final Salary and Vacation Pay. You will receive pay for all work you performed for the Company up to the Separation Date, to the extent not previously paid, as well as pay for any accrued, unused vacation days as of the Separation Date as reflected on the books of the Company. As agreed, you will submit a letter of resignation from employment and from the Board of Directors and all Affiliates (as defined below) immediately. Your separation is characterized as a voluntary resignation without Good Reason.
2.    Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under this Agreement and your continuing obligations under the Executive Employment Agreement between you and the Company dated as of December 4, 2006, as amended, a copy of which is enclosed (the “Employment Agreement”), the Company will provide you the following severance pay and benefits (the “Severance Benefits”):
(a)    The Company will continue to pay you your base salary, at your final base rate of pay, from the Separation Date through December 31, 2012. Payment will begin on the first regular Company pay day that is at least five (5) business days after the later of (i) the date an executed original of this Agreement is received by the Company; and (ii) the effective date of this Agreement as described in the final paragraph of this Agreement. The first payment, however, will be retroactive to the Separation Date.
(b)    The Company will pay you $144,000 in equal bi-weekly installments on regular Company pay days during the one (1) year period beginning January 1, 2013.
(c)     In addition, following the Separation Date, you will be eligible to participate in all group medical and dental plans to the extent continuation coverage is available pursuant to COBRA or otherwise to other terminated employees on the same terms as such other terminated employees are permitted to participate in such plans, but only to the extent you elect such continuation coverage consistent with the requirements of such plan or plans. In addition, provided that you or your spouse (in the event that your family health coverage ends as a result of a qualifying event affecting your spouse's employment) makes a timely election under COBRA, during the Severance Pay Period (or ending as of such earlier date as you become eligible to participate in a group health plan offered by a new employer) the Company will contribute toward the premium cost in the same amount that it contributes for similarly situated active employees, which payment(s) shall be taxable, subject to applicable income and wage tax withholding and reported as income to you on Form W-2 for the year in which paid. You will receive under separate cover information regarding your rights, if any, to continue medical and dental coverage under COBRA or other applicable law. You agree to notify the Company immediately if you become eligible to participate in a group health plan offered

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Exhibit 10.48

by a new employer. For purposes of this Agreement, “Severance Pay Period” shall be defined as the period from the Separation Date through December 31, 2013. You agree to notify the Company immediately if your spouse is subject to a qualifying event, and you agree to provide to the Company proof of payment by your spouse for continuation of health coverage with her employer/former employer under COBRA. Upon proof of such payment during the Severance Pay Period, the Company will contribute to toward the premium cost as noted above.
(d)     In addition the existing leased vehicle made available to you shall remain in force until the end of the vehicle lease period (July 1, 2013). The Company will continue to make the monthly lease payments (of $690/mo) on the vehicle until July 1, 2013. Upon reaching the end of the lease period, you may exercise end of lease options to retain the vehicle in your name or turn the vehicle in per the requirements of the lease document. You agree that you shall be solely responsible for any payments required at the end of the lease term, such as mileage fees, damage fees, or otherwise.

Other than as described above, you are not entitled to any severance pay or benefits of any kind including, without limitation, pursuant to the Employment Agreement.
3.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.
4.    Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.
5.    Status of Employee Benefits and Paid Time Off. Except as required by law or plan terms, your participation in all employee benefit plans of the Company, including your participation in any applicable bonus plan, will end as of the Separation Date, in accordance with the terms of those plans, as amended from time to time. You will not continue to earn vacation or other paid time off after the Separation Date. Your and the Company's rights and obligations, if any, with respect to any stock award, option grant or any other equity award of any kind shall be governed by the terms of any applicable grant or award agreement, plan document, and any other applicable agreements or requirements, as amended from time to time. Any stock options, stock awards or other equity interest that has not vested as of the Separation Date will be forfeited as of the Separation Date. You will not receive any bonus for calendar year 2012 and are not entitled to any future bonus compensation of any kind.
6.    Business Expenses. Approved business expenses incurred up to the Separation Date will be paid as soon as practicable, provided that you submit any request for reimbursement on or before the Separation Date.
7.    Confidentiality and Non-Disparagement. You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company, its business, its management or its products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation. The Company agrees that it will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to those individuals with a business need to know or to comply with legal or regulatory requirements, as determined by the Company. The Company

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further agrees to instruct its officers, directors and Human Resources personnel not to disparage or criticize you or do or say anything that could harm your interests or reputation. The parties agree to work cooperatively and diligently over the fourteen (14) day period following the Separation Date to draft a positive letter of reference that will be signed by the Chairman of the Board.
8.    Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that no later than the Separation Date you will return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you will not retain any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise) after the Separation Date. Recognizing that your employment with the Company is ending, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system. Notwithstanding the foregoing, the Company agrees that you may retain the IPAD2 that you used as an employee of the Company. You may also retain your Company provided cell phone, provided that you are responsible for any cell phone charges incurred after the Separation Date and provided further that you transfer the number to your personal account as soon as practicable.
9.    Release of Claims.
        (a)    In exchange for the Severance Benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have against the Company, its Affiliates and/or all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, including, without limitation, any and all causes of action, rights or claims in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company, or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company and its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise. This is a general release of all legally waivable claims.

(b)    This Agreement, including the release of claims set forth in the paragraph above, creates legally binding obligations and the Company therefore advises you to consider carefully whether to sign this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 7 above; and

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that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.
        (c)    This release does not include any claim which, as a matter of law, cannot be released by private agreement or that arises after the date you execute this Agreement. Nor does this release prohibit or bar you from providing truthful testimony in any legal proceeding, or from cooperating with, making truthful disclosures to, or filing a charge with any governmental agency charged with the enforcement of any employment laws. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement and/or with respect to any charge filed with any governmental agency, you agree to release and waive your right (if any) to any monetary damages or other recovery (including, without limitation, attorneys' fees) as to such claims, including any claims brought on your behalf, either individually or as part of a collective action, by any governmental agency or other third party.
(d)    You understand that you may take up to twenty-one (21) calendar days after you receive this Agreement to consider whether or not you should execute this Agreement. You further understand that you are not required to take the entire twenty-one-day period to decide. Should you wish to execute this Agreement sooner, you may do so on an accelerated basis without prejudice to your own or the Company's rights under this Agreement. Changes to this Agreement, whether material or immaterial, will not restart this acceptance period.
(e)    You understand that you have a right to revoke this Agreement to release your potential claims, if any, under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (the “ADEA claims”), within a period of seven (7) days after you sign the Agreement. If you elect to revoke your agreement to release your claims as provided above, you understand that your revocation must be in writing and hand-delivered or mailed to the person listed below. If your revocation is hand-delivered, it must be provided to the Company within the relevant time period set forth above; if your revocation is mailed, it must be postmarked within the relevant time period set forth above. If mailed, your revocation must be sent by certified mail, return receipt requested and addressed as follows:
David A. Garrison
Executive Vice President & CFO
Arrhythmia Research Technology, Inc.
25 Sawyer Passway
Fitchburg, MA 01420

If you exercise this right to revoke, the Company is released from any obligations under this Agreement.

(f)    For avoidance of doubt, by signing this Agreement, you are releasing any waivable claims under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute and/or The Massachusetts Civil Rights Act, all as amended.

10.    Affirmation of Restrictive Covenants. You hereby acknowledge and reaffirm your continuing, post-employment obligations pursuant to the Employment Agreement including, without limitation, your obligations under Section 5 of the Employment Agreement. Without limiting the generality of the foregoing, you agree that the two-year restrictive period required by Sections 5(c) and 5(d) of the

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Employment Agreement is reasonably necessary to protect the legitimate business interests of the Company. You hereby agree that in the event you breach this Agreement or any provision of Section 5 of the Employment Agreement, the Company has the right to immediately cease the Severance Benefits.

11.    Cooperation. You agree to cooperate with the Company during the Severance Pay Period with respect to all matters arising during or related to your employment including, but not limited to, all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. More specifically, you agree to consult with the Company telephonically and meet with Company representatives, if requested, at mutually agreeable times and places. In the event that you incur out-of-pocket travel expenses in order to comply with your obligations under this paragraph, the Company will reimburse you for such expenses provided that you receive prior approval to incur such expenses.

12.    Miscellaneous.

(a)     This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding the Employment Agreement and your and the Company's rights and obligations, if any, with respect to any grant or award under any equity plan (including, without limitation, under any applicable agreement or plan), all of which shall remain in full force and effect in accordance with their respective terms.
(b)    The provisions of this Agreement shall be construed to have the broadest interpretation necessary to render them valid and enforceable. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)    You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company's successors and assigns.
(d)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairman of the Company's Board of Directors or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
(e)    You acknowledge that the provisions of the Agreement are understandable to you, that you fully appreciate and understand the meaning and effect of the terms in the Agreement, and that you are freely and voluntarily entering into this Agreement.
(f)    You acknowledge that you have been provided with a reasonable and sufficient period of at least twenty-one (21) days within which to consider whether or not to accept this Agreement, and that you are hereby advised to, and are fully aware of your right to, consult with an attorney for advice in connection with this Agreement and prior to signing the Agreement.
(g)    You and the Company agree that the entry of the parties into this Agreement is not

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and shall not be construed to be an admission of liability on the part of any party hereto or any parties hereby released or held harmless.
(h)    It is the express intention of the parties that this Agreement be construed and interpreted in accordance with, and any questions concerning its validity, construction or performance be governed by, the laws of the Commonwealth of Massachusetts, without regard to choice of law principles.
13.    409A Compliance. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or to comply with the requirements of Code Section 409A and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent. To the extent required for compliance with the requirements of Section 409A, references in the Agreement to a termination of employment shall mean a “separation from service” as defined by Section 409A.
If the terms of this Agreement are acceptable to you, please sign, date and return it to me no later than twenty-one (21) days after you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this Agreement, which you should also sign and date, is for your records.
Sincerely,
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
By: /s/ E.P. Marinos
             E.P. Marinos
Chairman of the Board

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

ACCEPTED AND AGREED:

Signature: /s/ James E. Rouse
Date : 10/26/2012

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